Exhibit 10.1
EXECUTION VERSION

FIRST AMENDMENT SUBLEASE

This First Amendment to Sublease (“Amendment”) is made and entered into August 4, 2025 by and between ZILLOW GROUP, INC., a Washington corporation (“Sublandlord”), and MAGNITE, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.    Sublandlord and Subtenant are parties to that certain Sublease dated September 21, 2021 (“Sublease”) whereby Sublandlord leases to Subtenant approximately 27,040 rentable square feet (“Original Premises”) consisting of the entire 9th floor of the Master Lease Premises (as defined in the Sublease), as more particularly described in the Sublease.

B.     Subtenant desires to expand the Original Premises by adding to the Sublease as part of the Premises that certain space consisting of the entire 8th floor of the Master Lease Premises, containing approximately 27,040 rentable square feet (the “Expansion Space”).

C.    Sublandlord and Subtenant now desire to amend the Sublease to reflect their agreements concerning addition of the Expansion Space as part of the Premises, and other modifications as provided herein.

D.    All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Sublease, unless otherwise defined here.

    NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.Recitals. The above recitals are incorporated herein by reference.

2.Expansion of Premises. Effective on the Expansion Space Delivery Date (defined below) (the “Expansion Space Commencement Date”), the term “Premises” is amended to mean (i) the Original Premises and (ii) the Expansion Space, which consist of a total of 54,080 rentable square feet, except where distinctions are otherwise noted herein or would be necessary to correctly express the intent of the parties that provisions apply only to one portion of the Premises. The Expansion Space is depicted on the floor plan attached as Exhibit 1 to this Amendment. The Expansion Space Delivery Date means the date that Sublandlord delivers possession of the Expansion Space to Subtenant with (i) the Expansion Space Delivery Conditions fully satisfied by Sublandlord, or the date the Expansion Space Delivery Conditions would have been fully satisfied but for a Subtenant Delay (defined below), and (ii) the Landlord’s First Amendment Consent (defined below) having been executed by Landlord and a copy delivered to Subtenant, and (iii) the existing subtenant in the Expansion Space having vacated and surrendered possession of the Expansion Space to Sublandlord and Sublandlord having obtained legal possession of the Expansion Space. The parties anticipate that the Expansion Space Delivery Date (i.e., the Expansion Space Commencement Date) will be November 1, 2025; and Sublandlord covenants that it shall use good-faith and diligent efforts to satisfy the Expansion Space Delivery Conditions and other requirements of this Section 2 and deliver the Expansion Space to Subtenant by November 1, 2025. Notwithstanding the foregoing, in the event Sublandlord is unable to deliver the Expansion Space to Subtenant in accordance with this Section 2 by January 31, 2026, either Sublandlord or Subtenant shall be permitted to terminate this Amendment by written notice delivered to the other party at any time thereafter but before the date Sublandlord delivers the Expansion Space to Subtenant in accordance with this Section 2.

3.Delivery of Expansion Space. Subject in all events to receipt of the First Amendment Consent pursuant to Section 8 hereof, Sublandlord shall deliver possession of the Expansion Space to Subtenant on the Expansion Space Commencement Date in its “AS-IS, WHERE IS, WITH ALL FAULTS” condition and without any representations, warranties or any obligations on the part of Sublandlord to perform any alterations, repairs or improvements to the Expansion Space, provided that Sublandlord shall, at Sublandlord’s sole cost and expense, cause the Premises to be in broom clean, code-compliant condition, free of all debris except the Expansion Space FF&E (as defined below) with the Rejected FF&E (defined below) removed (collectively, the “Expansion Space Delivery Conditions”). Any other alterations or improvements desired by Subtenant to the Expansion Space shall be performed at Subtenant’s sole cost and expense in accordance with the Sublease, including without limitation Section 5 of the Sublease. At expiration or earlier termination of the Sublease, Subtenant shall have no obligation or responsibility to remove and restore the staircase between the eighth and nineth floors or any component or aspect thereof, nor contribute or reimburse for the cost thereof, but instead all such obligations and responsibilities shall remain with Sublandlord in accordance with Article 6 and any other applicable provisions of the Master Lease. Notwithstanding anything to the contrary herein, Sublandlord shall not be obligated to deliver possession of the Expansion Space to Subtenant until Sublandlord has received from Subtenant (i) the increased Letter of Credit required under Section 7 of this Amendment and (ii) updated certificates of insurance as required by the Sublease, acknowledging the addition of the Expansion Space to the Premises. Further, notwithstanding anything to the contrary herein, Subtenant acknowledges and agrees that the Expansion Space is currently occupied by an existing subtenant whose sublease expires October 31, 2025 and that Sublandlord’s delivery of the Expansion Space is contingent upon Sublandlord’s obtaining legal possession of the Expansion Space following expiration of such subtenant’s sublease. Subtenant shall have a period of thirty (30) days following the Expansion Space Commencement Date to notify Sublandlord if, in Subtenant’s good faith determination, any of the Expansion Space Delivery Conditions are not satisfied. If Subtenant identifies any matters pursuant to the preceding sentence, Sublandlord and Subtenant shall conduct a joint walk-through inspection of the Expansion Space in good faith to agree on a scope of work to correct the same. Sublandlord shall promptly correct the conditions identified and agreed-upon during the walk-through inspection at Sublandlord’s sole cost and expense; provided, for avoidance of doubt, in the event the parties agree that further work is needed to satisfy the Expansion Space Delivery Conditions, there will be no retroactive change to the timing of the Expansion Space Commencement Date.

4.Early Access to Expansion Space. Provided Subtenant has caused the Letter of Credit to be increased in accordance with Section 7 below, sixty (60) days prior to the Expansion Space Commencement Date, but in no event later than September 2, 2025, Subtenant and its agents, employees, consultants, contractors and/or subcontractors shall have the right to enter the Expansion Space to (i) install Subtenant’s telephone and telecommunication wiring and cabling in the Expansion Space and (ii) subject to Landlord’s consent and Subtenant’s compliance with all applicable provisions in the Master Lease, remove the glass wall separation between the Original Premises and Expansion Space located on the eighth (8th) floor landing; provided that such entry or performance of work shall be at Subtenant’s sole cost and expense and shall not unreasonably interfere with Sublandlord performing the work required to satisfy the Expansion Space Delivery Conditions and that Subtenant shall not utilize the Expansion Space for office space until after the Expansion Space Commencement Date. Any act by Subtenant or any of its agents, employees, consultants, contractors and/or subcontractors that materially interferes with Sublandlord’s performance of the work required to satisfy the Expansion Space Delivery Conditions shall be deemed a “Subtenant Delay” for purposes of determining the Expansion Space Delivery Date. Any entry into the Expansion Space by Subtenant or any of its agents, employees, consultants, contractors and/or subcontractors prior to the Expansion Space Commencement Date shall be at the sole risk of Subtenant. If Subtenant or any of its agents, employees, consultants, contractors or subcontractors enter the Expansion Space prior to the Expansion Space Commencement Date as provided above, then such entry shall be upon all the terms and conditions of this Amendment (including, without limitation, Subtenant’s obligations regarding indemnity and insurance), except that Subtenant shall not be obligated to pay any Rent. In the event the Expansion Space Commencement Date does not occur for any reason, Subtenant shall be solely responsible for the removal and restoration of any work performed by Subtenant or any of its agents, employees, consultants, contractors in the Expansion Space prior to the Expansion Space Commencement Date, which obligation shall survive any termination of this Amendment.

5.Expansion Space FF&E. On the Expansion Space Commencement Date, Sublandlord shall convey to Subtenant the furniture, fixtures, and equipment set forth on Exhibit 2 attached hereto, excluding the Rejected FF&E (collectively, the “Expansion Space FF&E”) by the delivery by Sublandlord of a bill of sale substantially in the form attached to the Sublease as Exhibit G. The purchase price of the Expansion Space FF&E shall be One Dollar ($1.00). Effective on the Expansion Space Commencement Date, the term “FF&E” is amended to include the Expansion Space FF&E. At least sixty (60) days prior to the Expansion Space Commencement Date, Subtenant shall provide Sublandlord with a list of items of Expansion Space FF&E that Subtenant wants removed from the Expansion Space (the “Rejected FF&E”), and Sublandlord, at Sublandlord cost and expense, shall remove all such items prior to the Expansion Space Delivery Date.

6.Amendments to Rent. Commencing on the Expansion Space Commencement Date and continuing throughout the Sublease Term, the Rent provisions of the Sublease are amended in the following respects:

a.Subtenant will pay to Sublandlord, in accordance with the terms and conditions of the Sublease, base rent for the Expansion Space (the “Expansion Space Base Rent”) in the amounts set forth in the following table:

Months	Expansion Space Base Rent per RSF	Expansion Space Base Rent per Annum	Expansion Space Base Rent per Month
March 1, 2026** – April 29, 2030	$62.00	$1,676,480.00	$139,706.67

** Subtenant’s obligation to pay Expansion Space Base Rent shall commence on March 1, 2026 provided that Sublandlord delivers the Expansion Space to Subtenant in accordance with Section 2 above no later than November 1, 2025. Because the parties have negotiated and agreed that the initial four (4) months of the term of the Sublease for the Expansion Space shall be a Base Rent free period for Subtenant, in the event the Expansion Space Delivery Date is delayed beyond November 1, 2025 for any reason, except solely a Subtenant Delay, the March 1, 2026 commencement date for Subtenant to begin paying

Expansion Space Base Rent shall be extended day-for-day for each day that the Expansion Space Delivery Date is delayed beyond November 1, 2025.

b.For clarity, the Base Rent table for the Original Premises for the Sublease Term is included herein (the “Original Premises Base Rent”):

Months	Original Premises Base Rent per RSF	Original Premises Base Rent per Annum	Original Premises Base Rent per Month
November 15, 2021 – November 30, 2026	$66.00	$1,784,640.00	$148,720.00
December 1, 2026 – April 29, 2030	$71.00	$1,919,840.00	$159,986.67

c.The term “Base Rent” as used in the Sublease is amended to mean the aggregate of the Expansion Space Base Rent and the Original Premises Base Rent. Subtenant shall pay to Sublandlord at the times when due and in the manner specified in the Sublease all “Rent” as defined in the Sublease, for the Expansion Space, in addition to all Rent payable with respect to the Original Premises.

d.With respect to Subtenant’s payment of Additional Rent, Section 3 of the Sublease is amended as follows: (1) all references to “Premises” in Sections 3(c)(i) and (ii) of the Sublease are deleted and replaced with “Original Premises”; and (2) the following new Sections 3(c)(iii) and (iv) are added to the Sublease:

(iii)Tenant’s Tax Payment and Tenant’s BID Payment as applicable solely to the Expansion Space (“Tenant’s Share”, as applicable to Subtenant for the Expansion Space, being 4.012%); provided, however, that for purposes of Subtenant’s obligation hereunder, “Base Tax Factor” shall mean the average of Taxes for the fiscal year commencing July 1, 2025 and ending June 30, 2026 and the fiscal year commencing July 1, 2026 and ending June 30, 2027; and

(iv)Tenant’s Operating Payment as applicable solely to the Expansion Space (“Tenant’s Share”, as applicable to Subtenant for the Expansion Space, being 4.012%); provided, however, that for purposes of Subtenant’s obligation hereunder, (i) such payment obligation shall commence as of January 1, 2027 and (ii) “Base Operating Factor” shall mean the Operating Expenses paid or incurred for the calendar year commencing January 1, 2026 and ending December 31, 2026.

7.Security Deposit. No later than the earlier of (i) the date Subtenant accesses the Expansion Space pursuant to Section 4 hereon or (ii) the Expansion Space Commencement Date, Subtenant shall cause the Letter of Credit to be increased by $279,413.34 such that the total amount is $793,173.34, to serve as Subtenant’s security deposit pursuant to Section 24 of the Sublease.

8.Landlord’s Consent. Landlord’s written consent to this Amendment, which consent shall be evidenced on substantially the same form as the Landlord’s consent provided in connection with the Sublease (the “First Amendment Consent”) is a condition precedent to the effectiveness of this

Amendment. This Amendment will not become effective until Sublandlord and Subtenant receive Landlord’s written consent. Sublandlord will be responsible for fees or costs charged by Landlord in connection with the First Amendment Consent. Sublandlord agrees to use commercially reasonable, good faith efforts to obtain the First Amendment Consent as soon as reasonably possible following mutual execution of this Amendment.

9.Miscellaneous.

a.Continuing Effect. Except as specifically provided in this Amendment, the provisions of the Sublease shall remain unchanged and in full force and effect and, as further modified by this First Amendment, is expressly reaffirmed, ratified and confirmed by the parties hereto. In the event of a conflict between the Sublease and this Amendment, this Amendment shall control. From and after the date hereof, references to the “Sublease” (including, without limitation, any and all references contained in this Amendment) shall mean the Sublease, as amended by this Amendment.

b.Status of Sublease. As of the date hereof, Subtenant acknowledges and agrees based on Subtenant’s current actual knowledge without inquiry or investigation and without any duty to do so, that Sublandlord has performed all obligations required of Sublandlord under the Sublease and that, to Subtenant’s current actual knowledge without inquiry or investigation and without any duty to do so, there are no offsets, counterclaims or defenses of Subtenant existing against Sublandlord. Subtenant further acknowledges and agrees based on Subtenant’s current actual knowledge without inquiry or investigation and without any duty to do so, that no events have occurred that, with the passage of time or the giving of notice, or both, would constitute a basis for an offset, counterclaim, or defense against Sublandlord, and that the Sublease is in full force and effect.

c.Authority. Each party represents and warrants that it has the full power, authority, and legal right to execute and deliver this Amendment on behalf of such party and that this Amendment constitutes the legal, valid and binding obligations of such party, its heirs, representatives, successors and assigns, enforceable against such party or parties in accordance with its terms.

d.Counterparts; Electronic Signature. To facilitate execution of this Amendment, this Amendment may be executed in one or more counterparts as may be convenient or required, and an executed copy of this Amendment delivered electronically by e-mail shall have the effect of an original, executed instrument, provided that fully-executed original counterparts shall nevertheless be required. This Amendment may be executed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and such electronic signatures shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

e.Brokers. Subtenant represents to Sublandlord that is has not dealt, directly or indirectly, in connection with this Amendment, with any broker or person entitled to claim a commission or leasing fees, other than Niel V. King III and Conor Kenny of CBRE (“Tenant’s Broker”) and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Subtenant agrees to indemnify and defend Sublandlord against and hold Sublandlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Tenant’s Broker. Sublandlord shall pay to Tenant’s Broker the commission due pursuant to a separate agreement, which obligation shall survive the expiration or earlier termination of this Amendment.

f.Recording. This Amendment shall not be recorded in any public record or filing.

g.Attorneys’ Fees. If any party commences an action against another party hereto arising out of or in connection with this Amendment, the substantially prevailing party shall be entitled to recover from the substantially non-prevailing party the costs and expenses of such action, including, without limitation, reasonable attorneys’ fees and court costs.

h.Exhibits. The following Exhibits are attached to this Amendment and made a part hereof:
Exhibit 1    Floor Plan of Expansion Space

Exhibit 2    Expansion Space FF&E

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first written above.

SUBLANDLORD:

ZILLOW GROUP, INC.,
a Washington corporation

By:    /s/ Thea Handelman
Name:    Thea Handelman
Title:    VP, Tax, Real Estate, and Finance

SUBTENANT:

MAGNITE, INC.,
a Delaware corporation

By:    /s/Michael Barrett
Name:    Michael Barrett
Title:    Chief Executive Officer

EXHIBIT 1
FLOOR PLAN OF EXPANSION SPACE

EXHIBIT 2
EXPANSION SPACE FF&E